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EXHIBIT 4.23

ACKNOWLEDGEMENT OF RELEASE OF
SUBSIDIARY GUARANTOR
(Basin Pipeline L.L.C.)

October 31, 2009

        WELLS FARGO BANK, NATIONAL ASSOCIATION, acting as Trustee under each of the four Indentures among MarkWest Energy Partners, L.P., a Delaware limited partnership and MarkWest Energy Finance Corporation, a Delaware corporation, the Subsidiary Guarantors party thereto and the Trustee, dated as of October 25, 2004, July 6, 2006, April 15, 2008 and May 26, 2009, in each case as amended and supplemented to the date hereof (collectively, the "Indentures"), does hereby acknowledge that Basin Pipeline L.L.C, a Michigan limited liability company, has been released from its obligations under its Guarantees (including any guarantee notation endorsed on any Note issued under the Indentures) and the Indentures in accordance with the provisions of 10.05(ii) of each of the Indentures and has no continuing obligation or liability under its Guarantees or the Indentures whether arising before or after such releases.

        All capitalized terms used herein and not defined herein have the meanings attributed to them in the Indentures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned has executed this acknowledgment as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ PATRICK T. GIORDANO
Name: Patrick T. Giordano Title: Vice President

Signature Page to
Acknowledgment of Release of Subsidiary Guarantor
(Basin Pipeline L.L.C.)

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  EXHIBIT 4.23
ACKNOWLEDGEMENT OF RELEASE OF SUBSIDIARY GUARANTOR (Basin Pipeline L.L.C.)